Exhibit 10.2

Riadh Zine Chairman and Chief Executive Officer Akumin Inc. 8300 W, Sunrise Boulevard Plantation, Florida 33322	October 17, 2023

Re:	Agreement for Interim Management Services

Dear Mr. Zine:

This letter, together with the attached Schedule(s), Exhibit and General Terms and Conditions, sets forth the agreement (“Agreement”) between AlixPartners, LLP (“AlixPartners”), and Akumin Inc. and certain of its affiliates and subsidiaries (the “Company”) for the engagement of AlixPartners to provide interim management services to the Company.

All defined terms shall have the meanings ascribed to them in this letter and in the attached Schedule(s), Exhibit and General Terms and Conditions. The Company and AlixPartners are each a “Party,” and together the “Parties.”

The engagement of AlixPartners, including any AlixPartners employees who serve in Executive Officer positions, shall be under the supervision of the Board of Directors of the Company.

AlixPartners understands the Company plans to file for protection under Chapter 11 of the United States Bankruptcy Code in the Southern District of Texas.

Objectives and Tasks

Subject to AlixPartners’ (i) internal approval from its Risk Management Committee, (ii) confirmation the Company has a Directors and Officers Liability insurance policy in accordance with the Indemnification section of the General Terms and Conditions regarding Directors and Officers Liability Insurance coverage, and (iii) confirmation from the Company of approval of this Agreement by the Special Committee of the Board of Directors (or similar evidence as required by the Company’s governance documents) as official confirmation of the appointment, AlixPartners will provide Ronald J. Bienias to serve as the Company’s Chief Restructuring Officer (“CRO”), reporting to the Company’s Chief Executive Officer. Working collaboratively with the senior management team, the Board of Directors and other Company professionals, Mr. Bienias and AlixPartners will assist the Company with the following:

•	Prepare budgets and 13-week cash forecasts and evaluate variances thereto, as required by the Company’s lenders and plan sponsor.

•	Communicate with, and meet information needs of, the Company’s various constituencies, including potential exit lenders.

•

Assist the Company with the financial reporting requirements attendant to a bankruptcy filing, including, but not limited to, court orders, court-approved transactions, emergence, and fresh-start accounting.

AP Services | 300 N. LaSalle Street | Suite 1900 | Chicago, IL 60654 | 312.346.2500 | alixpartners.com

Akumin Inc.

•

Develop the Company’s revised business plan, and such other related forecasts as may be required by the Company’s lenders in connection with negotiations or by the Company for other corporate purposes.

•

Develop a short-term cash disbursement plan designed to minimize cash requirements while maintaining the efficiency of operations, sustaining vendor relationships, and minimizing the impact on the Company’s customer base.

•

Prepare for and file a bankruptcy petition, coordinating and providing administrative support for the proceeding and developing the Company’s plan of reorganization or other appropriate case resolution, if necessary.

•

In connection with a bankruptcy, prepare (i) a disclosure statement and plan of reorganization, (ii) a liquidation analysis, (iii) statements of financial affairs and schedules of assets and liabilities, (iv) a potential preference analysis, (v) a claims analysis, and (vi) monthly operating reports and other regular reporting required by the United States Bankruptcy Court, as necessary.

•

Coordinate the Company’s professionals assigned to sourcing, negotiating and implementing any financing, including debtor-in-possession and exit financing facilities, in conjunction with the plan of reorganization and the overall restructuring.

•

Manage the “working group” professionals who are assisting the Company in the reorganization process or who are working for the Company’s various stakeholders to improve coordination of their effort and individual work product to be consistent with the Company’s overall restructuring goals.

•	Create and communicate materials for diligence purposes and manage the flow of information to potential acquirers in connection a potential sale of the Company’s assets.

•	Assist the Company with such other matters as may be requested by the Company and are mutually agreeable.

Staffing

Ronald J. Bienias will be the Partner and Managing Director responsible for the overall engagement, assisted by a staff of consultants at various levels who have a wide range of skills and abilities related to this type of assignment. In addition, AlixPartners has relationships with, and may periodically use, independent contractors with specialized skills and abilities to assist in this engagement.

We will periodically review the staffing levels to determine the proper mix for this assignment. We will only use the necessary staff required to complete the requested or planned tasks.

Akumin Inc.

Timing and Fees

AlixPartners will commence this engagement on or about October 16, 2023 after receipt of a copy of the executed Agreement and confirmation of the Company’s compliance with the requirements set forth in the first paragraph of the Objectives and Tasks section above.

At such time, the services being provided by AlixPartners under that certain engagement letter by and between the parties dated September 12, 2023 (the “Initial Agreement”) shall terminate. For the avoidance of doubt, any fees and expenses due and owing under the Initial Agreement remain valid and payable.

The Company shall compensate AlixPartners for its services, and reimburse AlixPartners for expenses, as set forth on Schedule 1.

* * *

In the event the Company seeks protection under the U.S. Bankruptcy Code, the Company will promptly apply to the Bankruptcy Court to obtain approval of AlixPartners’ retention nunc pro tunc to the date of filing. AlixPartners acknowledges that its retention and the terms thereof are subject to Bankruptcy Court approval.

If these terms meet with your approval, please sign and return a copy of this Agreement.

We look forward to working with you.

Sincerely yours,

/s/ Ronald J. Bienias	/s/ David Orlofski
Ronald J. Bienias	David Orlofsky
Partner & Managing Director	Partner & Managing Director

Acknowledged and Agreed to:
AKUMIN INC.

/s/ Riadh Zine
By: Riadh Zine
Its: Chairman and CEO

Dated: October 17, 2023

Schedule 1

Fees and Expenses

1.	Fees: AlixPartners’ fees (the “Fees”) will be based on the hours spent by AlixPartners personnel at AlixPartners’ hourly rates, which are:

Partner & Managing Director	US $	1,140 – US $1,400
Partner	US $	1,115
Director	US $	880 – US $1,070
Senior Vice President	US $	735 – US $860
Vice President	US $	585 – US $725
Consultant	US $	215 – US $565
Paraprofessional	US $	360 – US $380

AlixPartners generally reviews and revises its billing rates semi-annually.

2.

Expenses: In addition to the Fees set forth in this Schedule, the Company shall pay directly, or reimburse AlixPartners upon receipt of periodic billings, for all reasonable out-of-pocket expenses incurred in connection with this engagement, such as travel, lodging, meals and eDiscovery related expenses, which will be invoiced at US $25 per GB.

3.

Retainer: The Company provided AlixPartners with a Retainer in the amount of $250,000 in accordance with the Initial Agreement. The Retainer will be transferred to this Agreement to be applied against Fees and expenses as set forth in this Schedule and in accordance with Section 2 of the General Terms and Conditions. AlixPartners does not require any additional retainer in connection with this engagement, but we reserve the right to request an additional retainer in the future.

Any remaining balance after payment to AlixPartners’ final invoice will be promptly returned to the Company.

4.

Payment: AlixPartners will submit monthly invoices, or sooner such that the Retainer maintains a positive balance, for Fees earned and expenses incurred. All invoices are due and payable within thirty (30) days from receipt of relevant invoice.

Data Protection Schedule

Description of Transfer

1.	Categories of Data Subjects

☒	Employees / Members / Contractors of Data Controller

☒	Clients of Data Controller

☐	Other:

2. Types of Personal Data

☐	Background Check Data (Criminal History, Drug Test Results, References, etc.)

☐	Biometric Data (Facial Recognition, Fingerprints, Voice Recording, etc.)

☐	Browsing Data (Cookies, Website History, IP Address, etc.)

☒	Contact Information (Contact Details, Address, Email Address, Phone Numbers, etc.)

☐	Education and Skills (Academic Transcripts, Educational Degrees, Languages, Training, etc.)

☒	Employment Information (Compensation, Job Title, Personnel Number, Workers Comp, Office Location, etc.)

☐	Family Information (Children, Parents, etc.)

☐	Financial Personal Information (Bank Accounts, Credit Card Numbers, etc.)

☐	Genetic Information (Genetic Sequence)

☐	Government Identifiers (National Identification Number, SSN, Driving License, etc.)

☐	Personal Identifiers (Name, Age, Date of Birth, Race, Video/Photo, Signature, etc.)

☐	Professional Experience & Affiliations (Trade Union Membership, Qualifications/Certifications, etc.)

☐	Social Media Data (Social Media Accounts, Social Media History, etc.)

☒	Travel and Expense (Travel History, Expense Details, etc.)

☐	User Account Information (Account Age, Account Number, Account Password, etc.)

☐	Workplace Welfare (Harassment Reports, Disciplinary Action, etc.)

☐	Other:

3.	Frequency of Data Transfers

The frequency of the transfer will be continuous (multiple transfers).

4.	Processing by AlixPartners

4.1	Nature of processing: The nature of processing will include receiving, storing, analyzing, transmitting to appropriate parties, and disposing of Personal Data.

4.2	Purpose of the data transfer and further processing: The purpose of processing is to provide the services described in the agreement above.

4.3

The period for which the personal data will be retained, or if the period is not known, the criteria used to determine the period: AlixPartners will process Personal Data for the duration of the engagement.

4.4

Transfer to Sub-processors: Sub-processors may process Personal Data for the duration of the engagement life cycle and for the purposes specified above. See https://www.alixpartners.com/policies/subprocessors/ for a list of sub-processors.

AP Services, LLC General Terms and Conditions

These General Terms and Conditions (“Terms”) are incorporated into the Agreement to which these Terms are attached. In case of conflict between the wording in the letter and/or schedule(s) and these Terms, the wording of the letter and/or schedule(s) shall prevail.

Section 1. Company Responsibilities

AlixPartners’ performance of the services in accordance with the terms of the Agreement are dependent on the Company’s timely and effective completion of the following responsibilities to the extent they are reasonably necessary for such performance: (a) provide timely, reliable, accurate and detailed information, materials, documentation; and (b) make timely decisions, gain relevant approvals, and co-operate with AlixPartners as is necessary or desirable for the performance of the services.

Section 2. Nature of the Services of AlixPartners

AlixPartners is not an accounting firm or a law firm. AlixPartners is providing advisory and consulting services only and will not (i) unless expressly stated otherwise in the Agreement, make management decisions for the Company, (ii) perform accounting audits, or (iii) provide legal services or advice. While AlixPartners may, from time-to-time, suggest options that may be available to the Company, the ultimate decision as to such options rests with the Company, and AlixPartners makes no promise or guarantee, nor gives any representations, about the outcome of the Company’s matters and/ or any decision it makes.

Section 3. Billing, Payments, and Taxes

Billing and Payments. All invoices for Fees and expenses are due as set forth on Schedule 1 (the “Due Date”) via check or wire transfer to AlixPartners’ bank account, as shown on the invoice. All amounts invoiced are based on services rendered and expenses incurred to date, and are not contingent upon future services or Work Product (as defined below), or the outcome of any case or matter.

Taxes. AlixPartners’ Fees are exclusive of taxes or similar charges, which shall be the responsibility of the Company (other than taxes imposed on AlixPartners’ income generally). If AlixPartners’ Fees are subject to any taxes, such as State sales tax or Value Added Tax, then AlixPartners will include such taxes on its invoices as separate line items.

Section 4. Use of Work Product

“Work Product” means all information, reports, materials, software and other work product that AlixPartners creates or develops specifically for the Company in the performance and/or preparation of the services that constitutes, contains and/or comprises AlixPartners’ advice, observations, assessments, evaluations, theories, formulas, methodologies, opinions, judgement, endorsements, recommendations and/ or proposals.

“Affiliate” means any entity that, directly or indirectly, controls, is controlled by or is under common control with the referenced entity, including the referenced entity’s parent. In this definition, control means the power to direct the management and policies of an entity, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

Except as disclosure may be required by law, regulation or regulatory process, or as allowed below, the Company agrees that the Work Product shall only be used by the Company internally solely for its own benefit and use consistent with the purpose of the services under this Agreement. The Company acknowledges and agrees that AlixPartners’ only duty of care in respect of the services and the Work Product is to the Company.

The Company may distribute the Work Product on a strictly confidential and non-reliance basis to its auditors, accountants, legal advisors, controlled and controlling Affiliates (“Authorized Recipients”) provided that the Company understands and agrees that AlixPartners does not accept any liability to any of the Authorized Recipients and AlixPartners sole duty of care is to the Company. The Company shall be responsible for any damages resulting from a breach of the terms of this Agreement by its Authorized Recipients.

Except as described above and without AlixPartners’ prior written approval (not to be unreasonably withheld or delayed), no part of AlixPartners’ Work Product may be (i) disseminated, reproduced, quoted, or referenced with attribution to AlixPartners or an unnamed consultant or (ii) disseminated to third parties without AlixPartners’ prior written consent and such third parties executing AlixPartners’ Report Access Letter.

Section 5. Confidentiality

Nondisclosure of Confidential Information. Each Party shall keep confidential all confidential information, in whatever form, relating to a Party or its finances, accounts, business, technologies, products, customers or suppliers obtained from the other Party during the performance of AlixPartners’ services hereunder (the “Confidential Information”), and neither Party will disclose any Confidential Information to any other person or entity, except as permitted below. Confidential Information includes the terms of this Agreement.

Disclosure of Confidential Information. The foregoing is not intended to prohibit, nor shall it be construed as prohibiting, either Party from making such disclosures of Confidential Information that either Party reasonably believes are required by law or any regulatory requirement or authority, including AlixPartners’ disclosures to clear client conflicts and as may be required by FedRBank P2014 in unrelated bankruptcy matters.

Either Party may disclose Confidential Information to its Affiliates, and its and their directors, officers, employees, partners, subcontractors, auditors, accountants, agents and legal advisors (collectively, “Representatives”), but only if such Representatives

AP Services, LLC General Terms and Conditions

reasonably need to know the Confidential Information as it relates to the services being provided under this Agreement and such Representatives are bound by similar confidentiality obligations. Each Party is responsible for any breach of these confidentiality obligations by any of its Representatives. In addition, AlixPartners may use the Company’s Confidential Information obtained in connection with, and/or generated in the performance of, the services for benchmarking and related purposes, to augment the consulting offerings AlixPartners provides to the Company and other clients provided that AlixPartners will only use such information on an aggregated and anonymized basis and will not, in any circumstances, identify the Company in connection AP Services, LLC General Terms and Conditions with such benchmarking and related purposes and in all such cases, AlixPartners shall comply with applicable laws and professional obligations.

Marketing. AlixPartners will have the right to disclose to any person that it provided services to the Company and a general description of such services, but AlixPartners shall not provide any other information about its involvement with the Company.

Exclusions. The confidentiality provisions of this Agreement will not apply to any information that (a) is or becomes generally available to the public through no action by either Party or its Representatives (as defined below), (b) are or become available to either Party on a non-confidential basis from a source that such Party reasonably believes is lawfully permitted to so provide, or (c) is independently developed by either Party without the use of the Confidential Information of the other Party.

Return or Destruction of Information. At the conclusion of this Agreement, the receiving Party and its Representatives may, and will if so requested in writing by the disclosing Party, promptly return to the disclosing Party all tangible Confidential Information provided to the receiving Party and its Representative and will destroy/delete all summaries, notes, studies, compilations or written or electronic copies and records that reflect any of the Confidential Information prepared by either Party or any of its Representatives. Such destruction/deletion (or return/delivery) will be confirmed in writing. The foregoing obligation to return or destroy documents shall not extend to (i) documents the receiving Party is obligated to retain pursuant to any applicable law, rule, regulation, policy or by a competent authority, or (ii) any computer files or documents created as a result of automatic archiving and backup procedures provided that any such retained documents shall remain subject to this Agreement.

Expiration. The obligations of the Parties under this section shall survive the end of any engagement between the Parties for a period of three (3) years.

Section 6. Intellectual Property

“Intellectual Property” means patents, registered designs, registered trademarks and applications and the right to apply for any of the foregoing, copyright, design rights, topography rights, database rights, brands, trademarks, utility model rights, rights in the nature of copyright, rights in inventions and all other industrial, commercial and intellectual property rights and all other rights or forms of protection having equivalent or similar effect to any of the foregoing arising anywhere in the world.

“AlixPartners Intellectual Property” means any Intellectual Property that AlixPartners has created, acquired, or developed prior to the date of and/or separately from the Agreement and any enhancements, developments and/or improvements to any of the foregoing by and/or on behalf of AlixPartners during the course of, and/or in performance of, the Agreement.

“Company Intellectual Property” means any Intellectual Property that AlixPartners creates specifically for the Company in the performance of the services that is not AlixPartners Intellectual Property.

As between the Parties, the Company’s Intellectual Property shall be owned by the Company upon full payment of all Fees and expenses due to AlixPartners and to that effect, subject to the payment of such Fees and expenses, AlixPartners hereby assigns its rights and interests in and the Company’s Intellectual Property to the Company.

As between the Parties, the AlixPartners Intellectual Property shall be owned by AlixPartners and except to the extent explicitly agreed hereunder the Company shall not acquire any title or interest in and to the AlixPartners Intellectual Property. AlixPartners hereby grants to the Company a non-exclusive, non-transferable, irrevocable, royalty-free, worldwide license to use the AlixPartners Intellectual Property only to the extent necessary to enable the Company to use and benefit from the results of the services, including the Company’s Intellectual Property, subject to and in accordance with the terms of the Agreement.

Section 7. Limitation of Liability

THE AlixPartners PARTIES SHALL NOT BE LIABLE TO THE COMPANY, OR ANY PARTY ASSERTING CLAIMS ON BEHALF OF THE COMPANY, EXCEPT FOR DIRECT DAMAGES FOUND IN A FINAL DETERMINATION TO BE THE DIRECT RESULT OF THE GROSS NEGLIGENCE, BAD FAITH, SELF-DEALING OR INTENTIONAL MISCONDUCT OF AlixPartners. THE AlixPartners PARTIES SHALL NOT BE LIABLE FOR INCIDENTAL, CONSEQUENTIAL OR SPECIAL DAMAGES, LOST PROFITS, LOST DATA, REPUTATIONAL DAMAGES, PUNITIVE DAMAGES OR ANY OTHER SIMILAR DAMAGES UNDER ANY CIRCUMSTANCES, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE AlixPartners PARTIES’ AGGREGATE LIABILITY, WHETHER IN TORT, CONTRACT, OR OTHERWISE, IS LIMITED TO THE AMOUNT OF FEES PAID TO AlixPartners FOR SERVICES UNDER THIS AGREEMENT (OR IF THE CLAIM ARISES FROM AN ADDENDUM TO THIS AGREEMENT, UNDER THE APPLICABLE ADDENDUM) (THE “LIABILITY CAP”).

Nothing in this Agreement, including the Liability Cap, shall be deemed to limit or exclude AlixPartners’ liability for (a) death or personal injury caused by negligence, (b) gross negligence, fraud or willful misconduct, or (c) to the extent such claim cannot by capped or limited by applicable law.

AP Services, LLC General Terms and Conditions

AlixPartners is not responsible for any third-party products or services separately procured by the Company. The Company’s sole and exclusive rights and remedies with respect to any such third-party products or services are against the third-party vendor and not against AlixPartners, whether or not AlixPartners is instrumental in procuring such third-party product or service.

Section 8. Indemnification

The Company shall indemnify, hold harmless and defend AlixPartners and its Affiliates and its and their partners, directors, officers and employees (collectively, the “AlixPartners Parties”) from and against all claims (including without limitation claims from Authorized Recipients), liabilities, losses, expenses and damages (“Loss”) incurred or suffered arising out of or as a result of the performance by AlixPartners of the services or its obligations hereunder, or any third party’s use of or reliance on the services provided under this Agreement or Work Product. The indemnity herein shall not apply to the extent such Loss directly arises as a result of AlixPartners’ Parties gross negligence or willful misconduct. The Company shall pay Losses as incurred, including reasonable legal fees and disbursements of counsel. If, in the opinion of counsel, representing both Parties in the matter covered by this indemnification creates a potential conflict of interest, the AlixPartners Parties may engage separate counsel to represent them at the Company’s expense.

The Company shall specifically include and cover AlixPartners employees and agents serving as directors or officers of the Company or affiliates with direct coverage under the Company’s policy for liability insurance covering its directors, officers and any equivalently placed employees (“D&O insurance”) in at least $10 million for any one incident. The Company will maintain such D&O insurance coverage for the period through which claims can be made against such persons. The Company shall, at the request of AlixPartners, provide a copy of its current D&O policy, a certificate(s) of insurance evidencing the policy is in full force and effect, and any other documents as AlixPartners may reasonably request evidencing the appointment and coverage of the indemnitees. The Company disclaims a right to distribution from the D&O insurance coverage with respect to such persons. In the event that the Company is unable to include AlixPartners employees and agents under the Company’s policy or does not have first dollar coverage acceptable to AlixPartners (e.g., there are claims or threatened claims against the policy), AlixPartners may, at its option, purchase a separate D&O insurance policy (at the Company’s expense) to cover AlixPartners employees and agents only.

AlixPartners employees serving as directors or officers of the Company or affiliates will receive the benefit of the most favorable indemnification provisions provided by the Company to its directors, officers and any equivalently placed employees, whether under the Company’s charter or by-laws, by contract or otherwise. The Company’s indemnification obligations in this Section shall be primary to, and without allocation against, any similar indemnification obligations that AlixPartners may offer to its personnel generally, and the Company’s D&O insurance coverage for the indemnitees shall be specifically primary to, and without allocation against, any other valid and collectible insurance coverage that may apply to the indemnitees (whether provided by AlixPartners or otherwise).

Section 9. Non-Solicitation of Employees

The Company acknowledges and agrees that AlixPartners has made a significant monetary investment recruiting, hiring and training its personnel. During the term of this Agreement and for a period of one year after its termination or expiration (the “Restrictive Period”), the Company agrees not to directly or indirectly solicit the employment of any of AlixPartners’ Partner & Managing Directors, Partners, Directors, or other employees/contractors who performed services under this Agreement or whom the Company or its Affiliates had interactions with as a result of the services provided under this Agreement. The following shall not be a violation of this section: (i) general solicitations, or recruitment through advertisements, job boards, websites, or other similar channels not targeted at AlixPartners personnel, or (ii) hiring former AlixPartners personnel who have not been employed by AlixPartners for a period of six (6) months prior to being contacted by the Company.

If during the Restrictive Period the Company directly or indirectly solicits away, hires or contracts with any of AlixPartners’ Partner & Managing Directors, Partners, Directors, or other employees/contractors in violation of the preceding paragraph, the Company agrees to pay to AlixPartners as liquidated damages and not as a penalty the total cash compensation (salary plus any cash bonuses) paid to such person during the preceding twelve months. The Company acknowledges and agrees that liquidated damages in such amounts are (x) fair, reasonable and necessary under the circumstances to reimburse AlixPartners for the costs of recruiting, hiring and training its employees as well as the lost profits and opportunity costs related to such personnel, and to protect the significant investment that AlixPartners has made in its Partner & Managing Directors, Partners, Directors, and other employees/ consultants; and (y) appropriate due to the difficulty of calculating the exact amount and value of that investment.

The provisions of this section shall apply except to the extent the provisions conflict with applicable law.

Section 10. Governing Law and Arbitration

The Agreement is governed by and shall be construed in accordance with the laws of the State of New York with respect to contracts made and to be performed entirely therein and without regard to choice of law or principles thereof.

AP Services, LLC General Terms and Conditions

Any controversy or claim arising out of or relating to the Agreement, or the breach thereof, shall be settled by arbitration. Each Party shall appoint one non-neutral arbitrator. The two party arbitrators shall select a third arbitrator. If within 30 days after their appointment the two party arbitrators do not select a third arbitrator, the third arbitrator shall be selected by the American Arbitration Association (AAA). The arbitration shall be conducted in New York, New York under the AAA’s Commercial Arbitration Rules, and the arbitrators shall issue a reasoned award. The arbitrators may award costs and attorneys’ fees to the prevailing Party. Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

Notwithstanding the foregoing, any Party may proceed directly to a court of competent jurisdiction to enforce the terms of this Agreement for any claim in connection with (i) the non-payment of Fees or expenses due under this Agreement, or (ii) the non-performance of obligations under the Indemnification section of these Terms. For the purposes of this paragraph, the Parties expressly consent to the jurisdiction of all Federal and state courts located in New York, New York.

In any court proceeding arising out of this Agreement, the Parties hereby waive any right to trial by jury.

Equitable Remedies. Each Party acknowledges and agrees that money damages alone may not be an adequate remedy for a breach of the Agreement. Each Party agrees that the non-breaching Party shall have the right to seek a restraining order and/or an injunction for any breach of the Agreement.

Section 11. Termination and Survival

The Agreement may be terminated at any time by ten days’ written notice by one Party to the other; provided, however, that notwithstanding such termination AlixPartners will be entitled to any Fees and expenses incurred through the termination date (for fixed fee engagements, fees will be pro rata based on the amount of time completed). Such payment obligation shall inure to the benefit of any successor or assignee of AlixPartners.

Additionally, unless the Agreement is terminated by the Company due to AlixPartners’ material breach (and such material breach continues after 30 days’ written notice thereof and opportunity to cure) AlixPartners shall remain entitled to the success fee(s), if any, that otherwise would be payable during the 12 months after the date of termination of the Agreement.

Sections 2, 4, 5, 7, 8, 9 10, 11, 12, 13, and 14 of these Terms, the provisions of Schedule 1 and the obligation to pay accrued fees and expenses shall survive the expiration or termination of the Agreement.

Section 12. General

Force Majeure. “Force Majeure Event” means any action, omission, act, event or circumstance which is beyond the reasonable control of AlixPartners and which prevents AlixPartners from performing any of its obligations under the Agreement, including failure to meet any standard of performance.

If a Force Majeure Event occurs, AlixPartners will, as soon as reasonably practicable, notify the Company of its occurrence, nature and the anticipated impact it will have on AlixPartners’ ability to perform its obligations under the Agreement and AlixPartners will have no liability in respect of the non-performance of such obligations during the continuation of the Force Majeure Event and for such time after its ends as is reasonably necessary for AlixPartners to recommence its affected performance under the Agreement.

Anti-Money Laundering Compliance. AlixPartners is obliged to and shall comply with certain regulations pertaining to its activities, including client take-on and the services contemplated during this engagement (for example UK, US and European anti- money laundering regulations as well as economic sanctions regulations administered by OFAC and/ or the Department of State in the US). The Company acknowledges and agrees that AlixPartners will conduct customer due diligence checks at the outset of the business relationship and periodically thereafter, which may involve verifying the identity of the Company, the beneficial owners of the Company, or their associated persons and entities, as well as other persons and entities with which AlixPartners is dealing in connection with this engagement. In that context, AlixPartners may request such information and documentation as is required for these purposes and AlixPartners shall retain all information and documentation provided in accordance with applicable laws and its document retention policy, as amended from time to time.

Anti-Bribery and Corruption. The Parties shall comply with all applicable laws, statutes, regulations, and codes relating to anti-bribery and anti-corruption (including but not limited to the Bribery Act 2010). Each Party shall notify the other immediately if it has reason to suspect that any breach of the foregoing has occurred, is occurring or is likely to occur in connection with this Agreement, its subject matter or the receipt or payment (as the case may be) of any moneys from or by or on behalf of the Company.

If either Party (the “Defaulting Party”) breaches this section, the other Party (the “Non-Defaulting Party”) may, notwithstanding any other terms of this Agreement terminate this Agreement and may recover from the Defaulting Party any loss or damage suffered by the Non-Defaulting Party resulting from such termination.

The rights and remedies under this section entitled ‘Anti-Bribery and Corruption’ shall survive acceptance and payment of any moneys and be without prejudice to any other right or remedy available to the Non-Defaulting Party.

Severability. If any provision(s) of the Agreement are, in any jurisdiction, found to be invalid or unenforceable, that provision or parts thereof (as the case may be) will to that extent and in that jurisdiction be deemed not to form part of the Agreement and the enforceability of the remainder will not be affected in such jurisdiction.

AP Services, LLC General Terms and Conditions

Entire Agreement. This Agreement, including the letter, the Terms and the schedule(s), contains the entire understanding of the Parties relating to the services and supersedes any and all prior proposals, communications, agreements, understandings, representations, or estimates among the Parties with respect to such services. Each Party agrees that in entering into the Agreement other than as expressly included in the Agreement it does not rely on any statement, representation, undertaking, agreement or understanding of any nature made by any person. The Agreement, including the letter, the Terms and the schedule(s), may not be amended or modified in any respect except in a writing signed by the Parties.

Related Matters. If an AlixPartners Party is required by applicable law, legal process or government action to produce information or testimony as a witness with respect to this Agreement, the Company shall reimburse AlixPartners for any professional time and expenses (including reasonable external and internal legal costs and e-discovery costs) incurred to respond to the request, except in cases where an AlixPartners Party is a party to the proceeding or the subject of the investigation.

Joint and Several Liability. If more than one counterparty enters into this Agreement with AlixPartners, the liability of each such counterparty shall be joint and several, and AlixPartners may take action against, or release or compromise the liability of, any counterparty, without affecting the liability of any other counterparty.

Third-Party Beneficiaries. Except where expressly stated to be for the benefit of Affiliates of AlixPartners (and such Affiliates will acquire rights to enforce the relevant terms), a person who is not a party to the Agreement has no rights to enforce any terms of the Agreement.

Notices. All notices required or permitted to be delivered under the Agreement shall be sent, if to AlixPartners, to:

AlixPartners, LLP

2000 Town Center, Suite 2400

Southfield, MI 48075

Attention: Chief Legal Officer

and if to the Company, to the address set forth in the Agreement, to the attention of the Company’s General Counsel, or to such other name or address as may be given in writing to AlixPartners. All notices under the Agreement shall be sufficient only if delivered by overnight mail. Any notice shall be deemed to be given only upon actual receipt.

Section 13. Bankruptcy Related Matters

Notwithstanding any to the contrary in these Terms, in the event the Company files for protection under the U.S. Bankruptcy Code, the following provisions will prevail:

The Company shall promptly apply to the Bankruptcy Court for approval of the Company’s retention of AlixPartners under the terms of the Agreement. The form of retention application and proposed order shall be reasonably acceptable to AlixPartners. AlixPartners shall have no obligation to provide any further services if the Company becomes a debtor under the U.S. Bankruptcy Code unless AlixPartners’ retention under the terms of the Agreement is approved by a final order of the Bankruptcy Court reasonably acceptable to AlixPartners. The Company shall assist, or cause its counsel to assist, with filing, serving and noticing of papers related to AlixPartners’ fee and expense matters.

The Company and AlixPartners agree that the Bankruptcy Court shall have exclusive jurisdiction over any and all matters arising under or in connection with this Agreement.

AlixPartners will have the right to obtain independent legal counsel to obtain advice with respect to its services under this Agreement. The Company will reimburse AlixPartners for the reasonable fees and expenses of such independent legal counsel, following approval by the Bankruptcy Court. AlixPartners acknowledges that, during the pendency of any Bankruptcy Court approved retention, the indemnification provisions and Liability Cap set forth above may be subject to modification as stated within the Bankruptcy Court’s retention order.

Due to the ordinary course and unavoidable reconciliation of fees and submission of expenses immediately prior to, and subsequent to, the date of filing, AlixPartners may have incurred but not billed fees and reimbursable expenses which relate to the prepetition period. AlixPartners will seek Bankruptcy Court approval to apply the retainer to these amounts.

If AlixPartners finds it desirable to augment its consulting staff with independent contractors (an “I/C”) in this case, (i) AlixPartners will file, and require the I/C to file, 2014 affidavits indicating that the I/C has reviewed the list of the interested parties in this case, disclosing the I/C’s relationships, if any, with the interested parties and indicating that the I/C is disinterested; (ii) the I/C must remain disinterested during the time that AlixPartners is involved in providing services on behalf of the Company; and (iii) the I/C must represent that he/she will not work for the Company or other parties in interest in this case during the time AlixPartners is involved in providing services to the Company. AlixPartners’ standard practice is to charge for an I/C’s services at the rate equal to the compensation provided by AlixPartners to such I/C.

Section 14. Data Protection

To the extent applicable, the Company and AlixPartners shall comply with the terms of the AlixPartners Data Protection Addendum (located at: https://www.alixpartners.com/policies/processor-data-protection-addendum/), which form part of the Agreement. The Data Protection Schedule of this Agreement shall apply to the Data Protection Addendum.